Exhibit 99.1

The Genlyte Group Incorporated
10350 Ormsby Park Place, Suite 601
Louisville, KY 40223

News Release	For Immediate Release

Contact:    William G. Ferko, CFO

(502) 420-9502

GENLYTE ANNOUNCES RECORD SALES AND EARNINGS IN 2003

Louisville, KY February 10, 2004—The Genlyte Group Incorporated (NASDAQ: GLYT) today announced that its fourth quarter net sales grew to $269.1 million, an 11.1% increase from the fourth quarter of 2002, generating earnings per share of $0.87, a 10.1% increase over 2002 and the highest fourth quarter earnings per share in Genlyte’s history.  For the full year, the Company reported record net sales of $1.034 billion and record earnings per share of $3.41.  This compares to $970.3 million and $3.01 per share last year, increases of 6.6% and 13.3%, respectively.

Chairman, President and Chief Executive Officer Larry Powers said, “We are pleased to report sales and earnings per share increases in the fourth quarter.  Sales and earnings both grew more than 10%, despite continued softness in the commercial construction markets.  Earnings did not grow at the same pace as sales due primarily to cost increases related to health insurance and facility consolidation expenses.

“For the full year 2003, sales increased 6.6% to $1.034 billion and earnings per share increased 13.3% to $3.41. This is our 11th consecutive record annual earnings per share increase. These record earnings include $0.19 per share gain from successful litigation.  Without the litigation settlement and associated costs, earnings per share would have been up 7.0% from 2002. Gross margin improved slightly over 2002 due to a combination of a small realized price increase and additional manufacturing efficiencies. The improvements in gross margin, however, were offset by a slight increase in operating expenses.  We incurred increased selling expenses associated with increased sales, and a $3.4 million loss related to translation of foreign currency transactions.

“Our recent Vari-Lite and Shakespeare acquisitions provided incremental fourth quarter sales of $16.4 million and full year sales of $48.6 million compared to last year.  Sales for comparable operations excluding acquisitions were up 4.4% for the quarter and 1.5% for the full year.

“During the last year we completed several facility consolidations, including distribution centers in Illinois, manufacturing facilities in Tennessee, New Jersey, and Texas and data center operations in Mississippi.

“We continue to highlight our new products as one of our keys to success.  Our Controls division successfully introduced the Vari-Lite VL3000 series, and that division’s Entertainment Technology Intelligent Raceway and Bak Pak products won lighting product of the year EDDY Awards. Our Lightolier and Gardco divisions won ACE (Architects Choice for Excellence) Awards from both Architectural Lighting magazine and Architecture magazine for the second year in a row.

“Looking forward, we expect that our primary commercial construction markets may begin to improve in the second half of 2004 although we do not anticipate seeing much of the benefit until 2005.   We anticipate the continued trend of soft sales for our stock products while project business is improving for some of our divisions. However, we do expect 2004 to be another very challenging year.  We will do everything we can to maintain performance by continuing to control costs, introduce new products, and grow sales.”

Vice President and Chief Financial Officer Bill Ferko said, “In addition to our earnings performance, we are pleased with the cash flow results that we achieved in 2003.  During the fourth quarter we generated $36.5 million cash from operations less $4.5 million for plant and equipment investments, compared with the fourth quarter of 2002 when we generated $31.1 million of cash from operations less $4.5 million for plant and equipment investments. The full year cash from operations of a record $101.2 million has funded $20.4 million for acquisitions, $17.6 million for capital expenditures, and debt reductions of $27.4 million.  Working capital excluding cash and short-term investments was $158.8 million, or 14.8% of fourth quarter annualized sales compared to $147.9 million or 15.3% in 2002. Accounts receivable and inventories increased from prior year-end by $11.8 million and $7.4 million, respectively, primarily due to acquisitions.

 “We closed 2003 with total debt of $11.5 million compared to $37.1 million in 2002.  Our net cash and short-term investments less debt position improved to a positive $141.1 million compared to a positive $74.8 million in 2002.”

Live audio of Genlyte’s conference call with securities analysts, scheduled for 11 a.m. EDT on February 10, can be accessed from the investor relations section of Genlyte’s website (http://www.genlyte.com) or from www.vcall.com.  An audio replay of the call will be available for 90 days.

The Genlyte Group Incorporated (Nasdaq: GLYT) holds a 68% interest in Genlyte Thomas Group LLC, which is a leading manufacturer of lighting fixtures and controls for the commercial, industrial and residential markets. Genlyte Thomas sells products under the major brand names of Capri, Chloride Systems, Crescent, Day-Brite, Gardco, Hadco, Ledalite, Lightolier, Lightolier Controls, Lumec, Shakespeare Composite Structures, Stonco, Thomas, Vari-Lite and Wide-Lite in the United States and Canlyte and Thomas in Canada.

The statements in this report with respect to future results, future expectations, and plans for future activities and synergies may be regarded as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and actual results may differ materially from those currently expected. They are subject to various risks, such as the ability of the Company to meet new business sales goals, customer acceptance of new product offerings, fluctuations in commodity prices, slowing of the overall economy, weakness in the construction markets, increased interest costs arising from a change in the Company’s leverage or change in rates, failure of the Company’s plans to produce anticipated cost savings, and the timing and magnitude of capital expenditures, as well as other risks discussed in the company’s filing with the Securities Exchange Commission. The Company makes no commitment to disclose any revision to forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements.

The Genlyte Group Incorporated

Consolidated Condensed Statements of Income

(Amounts in thousands, except earnings per share data)

For the three months ended

	December 31, 2003	December 31, 2002	% Change

Net Sales	$269,104	$242,243	11.1%

Operating Profit*	27,962	25,352	10.3%

Net Income	11,937	10,767	10.9%

Earnings Per Share	.87	.79	10.1%

Average Shares Outstanding	13,744	13,648	0.7%

* Operating Profit is before deducting minority interest of $8,653 and $7,943 for the three months ended December 31, 2003 and December 31, 2002, respectively.

For the years ended

	December 31, 2003	December 31, 2002	% Change

Net Sales	$1,033,899	$970,304	6.6%

Operating Profit*	108,252	96,418	12.3%

Net Income	46,349	41,120	12.7%

Earnings Per Share	3.41	3.01	13.3%

Average Shares Outstanding	13,597	13,668	-0.5%

* Operating Profit is before deducting minority interest of  $32,594 and $29,245 for the years ended December 31, 2003 and December 31, 2002, respectively.

THE GENLYTE GROUP INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except earnings per share data)

(Preliminary)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Net sales	$269,104	$242,243	$1,033,899	$970,304
Cost of sales	173,709	156,486	671,322	630,433
Gross profit	95,395	85,757	362,577	339,871
Selling and administrative expenses	67,206	60,183	261,246	242,602
Gain on settlement of patent litigation	—	—	(8,000)	—
Amortization of intangible assets	227	222	1,079	851
Operating profit	27,962	25,352	108,252	96,418
Interest (income) expense, net	(259)	(125)	(324)	213
Minority interest, net of income taxes	8,653	7,943	32,594	29,245
Income before income taxes	19,568	17,534	75,982	66,960
Income tax provision	7,631	6,767	29,633	25,840
Net income	$11,937	$10,767	$46,349	$41,120

Earnings per share:
Basic	$0.88	$0.80	$3.44	$3.04
Diluted	$0.87	$0.79	$3.41	$3.01

Weighted average number of shares outstanding:
Basic	13,541	13,522	13,480	13,535
Diluted	13,744	13,648	13,597	13,668

THE GENLYTE GROUP INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

(Preliminary)

	As of December 31,
	2003	2002
Assets:
Current Assets:
Cash and cash equivalents	$111,035	$71,456
Short-term investments	41,580	40,450
Accounts receivable, less allowances for doubtful accounts of $13,456 and $12,838, as of December 31, 2003 and 2002	160,111	148,279
Inventories	143,898	136,470
Deferred income taxes and other current assets	28,602	27,915
Total current assets	485,226	424,570
Property, plant and equipment, at cost:
Land and land improvements	8,211	7,447
Buildings and leasehold improvements	88,718	81,764
Machinery and equipment	290,578	276,600
Total property, plant and equipment	387,507	365,811
Less: accumulated depreciation and amortization	275,883	258,235
Net property, plant and equipment	111,624	107,576
Goodwill	150,532	134,231
Other intangible assets, net of accumulated amortization	21,315	22,195
Other assets	5,028	3,841
Total Assets	$773,725	$692,413

Liabilities & Stockholders’ Equity:
Current Liabilities:
Current maturities of long-term debt	$284	$4,100
Accounts payable	98,114	87,568
Accrued expenses	75,431	73,133
Total current liabilities	173,829	164,801
Long-term debt	11,190	33,028
Deferred income taxes	35,577	32,935
Minority interest	159,632	133,789
Accrued pension	27,567	25,406
Other long-term liabilities	8,562	8,469
Total liabilities	416,357	398,428
Commitments and contingencies
Stockholders’ Equity:
Common stock ($.01 par value, 30,000,000 shares authorized; 14,481,426 and 14,355,506 shares issued as of December 31, 2003 and 2002; 13,573,395 and 13,447,287 shares outstanding as of December 31, 2003 and 2002)	136	135
Additional paid-in capital	12,988	9,451
Retained earnings	314,420	268,071
Accumulated other comprehensive income	29,824	16,328
Total stockholders’ equity	357,368	293,985
Total Liabilities & Stockholders’ Equity	$773,725	$692,413

THE GENLYTE GROUP INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Preliminary)

	For the years ended December 31,
	2003	2002
Cash Flows From Operating Activities:
Net income	$46,349	$41,120
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,207	23,169
Net loss (gain) from disposals of property, plant and equipment	1,131	1,010
Provision for deferred income taxes	1,573	2,769
Minority interest	25,666	10,465
Changes in assets and liabilities, net of effect of acquisitions:
(Increase) decrease in:
Accounts receivable	(3,261)	(5,470)
Inventories	(663)	2,069
Deferred income taxes and other current assets	(41)	465
Intangible and other assets	(2,778)	8,195
Increase (decrease) in:
Accounts payable	6,244	4,463
Accrued expenses	(352)	2,729
Deferred income taxes, long-term	235	(6,428)
Accrued pension and other long-term liabilities	1,927	1,318
All other, net	920	486
Net cash provided by operating activities	101,157	86,360
Cash Flows From Investing Activities:
Acquisitions of businesses, net of cash received	(20,350)	(10,641)
Purchases of property, plant and equipment	(17,559)	(18,912)
Proceeds from sales of property, plant and equipment	31	1,807
Purchases of short-term investments, net	(1,130)	(29,686)
Net cash used in investing activities	(39,008)	(57,432)
Cash Flows From Financing Activities:
Proceeds from long-term debt	—	—
Repayments of long-term debt	(27,410)	(3,318)
Purchases of treasury stock	—	(6,789)
Exercise of stock options	2,713	4,144
Net cash used in financing activities	(24,697)	(5,963)
Effect of exchange rate changes on cash and cash equivalents	2,127	(534)
Net increase in cash and cash equivalents	39,579	22,431
Cash and cash equivalents at beginning of year	71,456	49,025
Cash and cash equivalents at end of year	$111,035	$71,456

Supplemental Disclosure of Cash Flow Information:
Cash paid (received) during the year for:
Interest (received) paid, net	$(129)	$1,013
Income taxes, net of refunds of $823 in 2003 and $289 in 2002	$30,453	$20,742

THE GENLYTE GROUP INCORPORATED AND SUBSIDIARIES

SELECTED SEGMENT DATA

(Amounts in thousands)

(Preliminary)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Net sales:
Commercial segment	$200,693	$176,475	$772,888	$710,168
Residential segment	32,645	34,698	129,488	132,378
Industrial & other segment	35,766	31,070	131,523	127,758
Total net sales	$269,104	$242,243	$1,033,899	$970,304

Operating profit:
Commercial segment	$19,868	$18,136	$77,603	$69,516
Residential segment	4,549	4,424	17,937	15,848
Industrial & other segment	3,545	2,792	12,712	11,054
Total operating profit	$27,962	$25,352	$108,252	$96,418